Exhibit 99.2

Tenet Announces Results to Date of Its Tender Offer

for 7.375% Senior Notes due 2013

DALLAS – August 17, 2010 – Tenet Healthcare Corporation (NYSE: THC) announced today that, pursuant to the terms of its previously announced cash tender offer to purchase up to $800 million aggregate principal amount of its outstanding 7.375% senior notes due 2013, $781.5 million aggregate principal amount of the outstanding notes (approximately 78.3%) had been validly tendered prior to the expiration of the early tender time of 5:00 p.m., New York City time, on August 16, 2010. The terms of the tender offer are contained in an offer to purchase dated as of August 3, 2010 and a related letter of transmittal. The tender offer will expire at 12:00 midnight, New York City time, on August 30, 2010.

Holders of notes that were validly tendered prior to the early tender time and that are accepted will receive total consideration of $1,055 per $1,000 principal amount of notes, which includes an early tender premium of $30 per $1,000 principal amount of notes, plus any accrued and unpaid interest up to, but not including, the settlement date.

Holders of notes that are validly tendered after the early tender time, but prior to the expiration of the tender offer, and accepted will receive the tender offer consideration of $1,025 per $1,000 principal amount of notes, plus any accrued and unpaid interest up to, but not including, the settlement date. Holders of notes tendered after the early tender time and accepted will not receive an early tender premium. Notes tendered after the withdrawal deadline of 5:00 p.m., New York City time, on August 16, 2010 may not be withdrawn except as required by law.

The aggregate principal amount of the notes to be purchased will be limited to $800 million. If the aggregate principal amount of notes tendered exceeds the limit, any notes purchased will be prorated pursuant to the terms of the offer to purchase. Tenet may amend, extend or terminate the tender offer in its sole discretion.

This news release is neither an offer to purchase nor a solicitation of an offer to sell any notes. The tender offer is being made pursuant to an offer to purchase and related letter of transmittal, copies of which have been delivered to all holders of the notes. Persons with questions regarding the tender offer should contact one of the following dealer managers — Barclays Capital at (800) 438-3242 (toll free) or (212) 528-7581 (collect), BofA Merrill Lynch at (888) 292-0070 (toll free) or (980) 388-9217 (collect), Goldman, Sachs & Co. at (800) 828-3182 (toll free) or (212) 902-5183 (collect) or Citi at (800) 558-3745 (toll free) — or the Information Agent, Global Bondholder Services Corporation, at (866) 795-2200 (toll free) or (212) 430-3774 (collect).

Tenet Healthcare Corporation is a health care services company whose subsidiaries and affiliates own and operate acute care hospitals, ambulatory surgery centers and diagnostic imaging centers. Tenet’s hospitals and related health care facilities are committed to providing high quality care to patients in the communities they serve.

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Media:

Rick Black (469) 893-2647

Rick.Black@tenethealth.com

Investors:

Thomas Rice (469) 893-2522

Thomas.Rice@tenethealth.com

Some of the statements in this release may constitute forward-looking statements. Such statements are based on our current expectations and could be affected by numerous factors and are subject to various risks and uncertainties discussed in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K for the year ended Dec. 31, 2009, our quarterly reports on Form 10-Q and periodic reports on Form 8-K. Do not rely on any forward-looking statement, as we cannot predict or control many of the factors that ultimately may affect our ability to achieve the results estimated. We make no promise to update any forward-looking statement, whether as a result of changes in underlying factors, new information, future events or otherwise.